Exhibit 3.20

LIMITED LIABILITY COMPANY AGREEMENT

OF

REDBOX INCENTIVES LLC

dated December 2, 2011

CONTENTS

Agreement			1
1.	Organization of the Company		1
	1.1	Name	1
	1.2	Formation	1
	1.3	Articles of Organization	1
	1.4	Registered Agent	1
2.	Definitions; Rules of Construction		2
3.	Purpose		2
4.	Principal Office		2
5.	The Member		2
6.	Management of the Company		2
	6.1	Management	2
	6.2	Execution of Company Documents	3
7.	Capital Contributions		3
8.	Distributions; Allocations of Income and Loss		3
9.	Books and Records		3
10.	Assignments of Company Interest		3
11.	Withdrawal		3
12.	Dissolution		3
13.	Winding Up		4
	13.1	Responsibility for Winding Up	4
	13.2	Distribution of Assets upon Winding Up	4
14.	Limitation on Liability		4
15.	Indemnification		4
16.	Reliance by Third Parties		5
17.	No Corporation or Partnership Intended for Nontax Purposes		5
18.	Amendments		5
19.	Governing Law		5
EXHIBIT A			7
EXHIBIT B			8

LIMITED LIABILITY COMPANY AGREEMENT

OF

REDBOX INCENTIVES LLC

This Limited Liability Company Agreement of Redbox Incentives LLC (the “Company”) is effective as of December 2, 2011 by and between the Company and Redbox Automated Retail, LLC (the “Member”) for the purpose of forming a limited liability company pursuant to the provisions of the Illinois Limited Liability Company Act (the “Illinois Act”).

Agreement

For and in consideration of the mutual covenants contained in this Agreement, the Company and the Member agree as follows:

1.	Organization of the Company

1.1	Name

The name of the Company is Redbox Incentives LLC or such other name as the Member may from time to time hereafter designate.

1.2	Formation

The Member has formed the Company as a limited liability company under the Illinois Act.

1.3	Articles of Organization

The term of the Company commenced upon the filing of the Articles of Organization with the Secretary of State of the State of Illinois on November 21, 2011 and shall be perpetual unless earlier terminated and dissolved pursuant to Section 12.

1.4	Registered Agent

The registered office of the Company in the State of Illinois shall be at One Tower Lane, Suite 900, Oakbrook Terrace, Illinois 60181. The registered agent of the Company to accept service of process is CT Corporation System, 208 S. LaSalle St., Suite 814, Chicago, Ilinois 60604. The registered office and registered agent of the Company may be changed by the Member from time to time by filing an amendment to the Articles of Organization in accordance with the Illinois Act.

2.	Definitions; Rules of Construction

In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Agreement” means this Limited Liability Company Agreement as originally executed and as amended or restated from time to time.

“Illinois Act” means the Illinois Limited Liability Company Act, and any successor statute, as amended from time to time.

“Member” means the Member identified in Section 5.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.	Purpose

The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Illinois Act, as such business activities may be determined by the Member from time to time.

4.	Principal Office

The principal office of the Company and such additional offices as the Member may establish, shall be located at such place or places inside or outside the State of Illinois as the Member may designate from time to time.

5.	The Member

The sole Member is Redbox Automated Retail, LLC, a Delaware limited liability company.

6.	Management of the Company

6.1	Management

All decisions relating to the management, conduct and control of the business of the Company shall be made by the Member.

6.2	Execution of Company Documents

When the taking of such action has been authorized by the Member or any other person specifically authorized by the Member may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Illinois any certificates of amendment to the Articles of Organization, one or more restated articles of organization and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, a certificate of cancellation canceling the Articles of Organization.

7.	Capital Contributions

The Member initially shall contribute the assets described on Exhibit B attached hereto in return for the percentage interest in the Company set forth on Exhibit A. The Member shall make additional capital contributions at such times and in such amounts as shall be determined by the Member.

8.	Distributions; Allocations of Income and Loss

Distributions of cash or other assets of the Company to the Member shall be made at such times and in such amounts as the Member may determine. All distributions and allocations of taxable net income or net loss shall be made to the Member.

9.	Books and Records

The Member shall maintain records and accounts of all operations and expenditures of the Company in such manner as it deems appropriate in compliance with the Illinois Act.

10.	Assignments of Company Interest

The Member’s interest in the Company shall be transferable in whole or in part without the consent of any other person, and the assignee shall be admitted as a Member and admitted to all the rights of the transferring Member upon execution of a counterpart to this Agreement and upon the books and records of the Company being updated to reflect the transfer of the transferring Member’s Company interest to the new Member.

11.	Withdrawal

The withdrawal of the Member shall result in the dissolution of the Company pursuant to Section 12, unless a substitute Member has been admitted in accordance with Section 10.

12.	Dissolution

Subject to the provisions of Section 13, the Company shall be dissolved and its affairs wound up and terminated upon the determination of the Member to dissolve the Company.

13.	Winding Up

13.1	Responsibility for Winding Up

Upon dissolution of the Company pursuant to Section 12, the Member may wind up the Company’s affairs; however, any competent court, upon cause shown, may wind up the Company’s affairs upon application of a legal representative or assignee of the Member, and in connection therewith may appoint a liquidating trustee.

13.2	Distribution of Assets upon Winding Up

Upon the winding up of the Company, the assets shall be distributed as follows: (a) to creditors, including the Member should it be a creditor, in satisfaction of liabilities of the Company other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member; and (b) the remainder, if any, to the Member.

14.	Limitation on Liability; Exculpation

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member. No Member of the Company shall be liable to the Company or to any Member for any action (or omission to act) taken with respect to the Company so long as such Member (a) acted in good faith and in a manner he, she or it reasonably believed to be in the best interests of the Company, (b) was neither grossly negligent nor engaged in willful malfeasance, (c) did not breach this Agreement in any material respect and (d) did not violate any material law. A Member shall be fully protected and justified with respect to any action or omission taken or suffered by him, her or it in good faith if such action or omission was taken or suffered in reliance upon and in accordance with the opinion or advice as to matters of law, of legal counsel or, as to matters of accounting, of accountants selected with reasonable care.

15.	Indemnification

To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless the Member from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Member may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while the Member was a Member, regardless of whether the Member continues to be a Member of the Company at the time any such liability or expense is paid or incurred.

16.	Reliance by Third Parties

This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their successors and assigns. Specifically (but not by way of limitation), this Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by applicable statute, and then only to that extent, no such creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and the Member, either with respect to any contribution to the Company or otherwise.

17.	No Corporation or Partnership Intended for Nontax Purposes

The Member has formed the Company under the Illinois Act, and expressly denies any intent hereby to form a partnership or a corporation under the laws of the State of Illinois. For federal income tax purposes, the Member intends to treat this entity as a disregarded entity.

18.	Amendments

This Agreement may be amended only upon the written consent of the Member.

19.	Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

COMPANY:

REDBOX INCENTIVES LLC

By:	Redbox Automated Retail, LLC, its sole Member

By:	/s/ Frederick Stein
Name:	Frederick Stein
Title:	Secretary

MEMBER: REDBOX AUTOMATED RETAIL, LLC

By:
Name:
Title:

EXHIBIT A

Member Name & Address	Date	Capital Contributions	% Interest Owned/ Transferred	Balance
Redbox Automated Retail, LLC One Tower Lane, Suite 900 Oakbrook Terrace, IL 60181	December 2, 2011	See Exhibit B	100%	-0-

EXHIBIT B

Description of Assets Initially Contributed by Member:

•	Cash contribution of $100.00.

•	Giftango Fulfillment and Management Agreement, dated November 4, 2011, by and between Giftango Corporation and Redbox Automated Retail, LLC.